UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2022

SPRINGWORKS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39044	83-4066827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Washington Blvd

Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 883-9490

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On September 7, 2022, SpringWorks Therapeutics, Inc. (the “Company”) and certain accredited investors (each an “Investor” and collectively, the “Investors”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company agreed to sell and issue to the Investors in a private placement (the “Private Placement”) an aggregate of 8,650,520 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a purchase price of $26.01 per share.

The Private Placement is anticipated to close on or about September 9, 2022, subject to the satisfaction of customary closing conditions. The Company anticipates receiving gross proceeds from the Private Placement of approximately $225 million, before deducting fees to the placement agent, the structuring agent and other offering expenses payable by the Company. Goldman Sachs & Co. LLC acted as placement agent and J.P. Morgan Securities LLC acted as structuring agent in the Private Placement. The Company intends to use the net proceeds from the Private Placement to support the anticipated U.S. launch of nirogacestat in patients with desmoid tumors, the advancement of the Company’s ongoing research and development programs, and for working capital and general corporate purposes. The Company expects its cash, cash equivalents and marketable securities, inclusive of the equity investment pursuant to the Company’s recently announced expanded collaboration with GSK plc, to exceed $600 million upon closing of the Private Placement, which is expected to be sufficient to fund operating and capital expenditures into 2026. This cash estimate is a preliminary estimate based on net proceeds and information available to management as of the date of this report; actual cash on-hand may vary from this estimate.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by references to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement

In connection with the Private Placement, the Company and the Investors also entered into a Registration Rights Agreement, dated September 7, 2022 (the “Registration Rights Agreement”), providing for the registration for resale of the Shares. The Company is required to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) promptly, and in any event within 30 days of the closing, and to use commercially reasonable efforts to have the registration statement declared effective within 30 days (provided that if the registration statement is an automatically effective shelf registration statement, or a prospectus supplement to an automatically effective shelf registration statement, it shall become effective upon filing with the SEC pursuant to Rule 462(e)) of the Securities Act of 1933 as amended (the “Securities Act”).

The Company has granted the Investors customary indemnification rights in connection with the Registration Rights Agreement. The Investors have also granted the Company customary indemnification rights in connection with the Registration Statement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by references to the full text of such agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above under Item 1.01, to the extent applicable, is hereby incorporated by reference herein. Based in part upon the representations of the Investors in the Securities Purchase Agreement, the offering and sale of the Shares was made in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The Shares have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. The sale of the Shares did not involve a public offering and was made without general solicitation or general advertising. The Investors represented that they are accredited investors, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and that they are acquiring the securities for investment purposes only and not with a view to any resale, distribution or other disposition of the securities in violation of the U.S. federal securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

10.1*	Securities Purchase Agreement, dated as of September 7, 2022, among SpringWorks Therapeutics, Inc. and the investor parties thereto.

10.2*	Registration Rights Agreement, dated as of September 7, 2022, among SpringWorks Therapeutics, Inc. and the investor parties thereto.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2022	SpringWorks Therapeutics, Inc.

	By:	/s/ Francis I. Perier, Jr.
Francis I. Perier, Jr.
Chief Financial Officer